Exhibit 99.1

Radius Recycling Reports First Quarter Fiscal 2024 Financial Results

Ferrous, Nonferrous and Finished Steel Sales Volumes Up Year-Over-Year

Radius Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--January 4, 2024--Schnitzer Steel Industries, Inc. dba Radius Recycling (NASDAQ: RDUS) today reported results for the first quarter of fiscal 2024 ended November 30, 2023.

The Company reported a loss per share from continuing operations of $(0.64) and a net loss of $(18) million. Adjusted loss per share from continuing operations was $(0.64) and adjusted EBITDA was $1 million.

Operating performance in the first quarter reflected sequentially tighter supply flows for recycled metals, which, together with lower average net selling prices for the Company’s products, resulted in a compression of metal spreads. Market conditions for recycled metals remained challenging during the quarter, primarily due to lower manufacturing activity in the U.S. and the impact across Asia of the economic slowdown in China, including elevated levels of Chinese steel exports.

Nonferrous production from the Company’s advanced nonferrous recovery technologies and from an acquisition made in fiscal 2023 contributed to a 12% increase in nonferrous sales volumes year-over-year. The Company’s mill utilization rate in the quarter was 95% and finished steel sales volumes were 10% higher year-over-year due to healthy non-residential demand in western U.S markets.

Tamara Lundgren, Chairman and Chief Executive Officer, said, “While the current market environment is challenging, we have demonstrated our ability to navigate effectively through periods of volatility and tight scrap availability by focusing on what we can control. This includes higher nonferrous volumes from our strategic investments and delivering on our $30 million productivity improvement program that we announced last October. We are well-positioned to benefit from near-term market improvements and the expected longer-term increased demand for recycled metals associated with decarbonization and low-carbon technologies.”

Ms. Lundgren continued, “Last month, we issued our tenth annual Sustainability Report, which details our work to advance the circular economy through the recovery, reuse, and recycling of the essential metals required to support global decarbonization efforts. The report showcases the progress towards our multi-year sustainability goals, including achieving our greenhouse gas emissions reduction target two years ahead of schedule. Additionally, we maintained our goal of 100% net carbon-free electricity usage at our operations for a third consecutive year.”

Summary Results
($ in millions, except per share and per ferrous ton amounts)
	Quarter
	1Q24	4Q23	1Q23
Revenues	$673	$718	$599
Gross margin	$39	$90	$49
Selling, general and administrative expense	$63	$69	$64
Net loss	$(18)	$(26)	$(18)
Net loss per ferrous ton	$(15)	$(23)	$(21)
Diluted loss per share from continuing operations attributable to Radius shareholders
Reported	$(0.64)	$(0.92)	$(0.64)
Adjusted(1)	$(0.64)	$0.47	$(0.44)
Adjusted EBITDA(1)	$1	$49	$8
Adjusted EBITDA per ferrous ton(1) (4)	$1	$44	$10
Cash flows from operating activities	$(1)	$135	$(62)

Ferrous sales volumes (LT, in thousands)	1,152	1,105	851
Avg. net ferrous sales prices ($/LT)(2)	$354	$357	$340
Nonferrous sales volumes (pounds, in millions)(3)	182	204	163
Avg. nonferrous sales prices ($/pound)(2)(3)	$0.91	$0.94	$0.90
Finished steel average net sales price ($/ST)(2)	$831	$861	$1,015
Finished steel sales volumes (ST, in thousands)	129	152	118
Rolling mill utilization (%)	95%	102%	81%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(4)	May not foot due to rounding.

First Quarter Fiscal 2024 Financial Review and Analysis

First quarter average net selling prices for ferrous, nonferrous, and finished steel products were lower sequentially by 1%, 3%, and 3%, respectively. On a sequential basis, sales volumes for ferrous were higher by 4%, lower for nonferrous by 11% due to timing of sales, and lower for finished steel products by 15% due to seasonality. Results for the first quarter included an adverse impact from average inventory accounting of approximately $1 per ferrous ton, compared to a detriment of $5 per ferrous ton in the fourth quarter of fiscal 2023.

First quarter performance reflected initial benefits of approximately half the quarterly run rate associated with the $30 million annual productivity initiatives announced in October 2023, which more than offset cost inflation in the quarter. The Company recognized insurance recoveries of $4 million in the first quarter, compared to $41 million in the fourth quarter of fiscal 2023, in connection with previously submitted claims related to certain property damage and business interruption matters that had occurred in prior periods.

The first quarter had nearly break-even operating cash flow, benefiting from working capital management despite the typical seasonality headwinds. Total debt was $284 million at the end of the quarter, and debt, net of cash, was $280 million (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). Capital expenditures were $25 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business, and environmental-related projects.

The effective tax rate for the first quarter was a benefit of approximately 36% on GAAP results and an expense of approximately 35% on adjusted non-GAAP results. During the first quarter, the Company returned capital to shareholders through its 119th consecutive quarterly dividend.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable February 20, 2024, to shareholders of record on February 5, 2024. The Company has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: First Quarter Fiscal 2024 Results

A conference call and slide presentation to discuss results will be held today, January 4, 2024, at 11:30 a.m. Eastern and will be hosted by Tamara Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and accompanying slide presentation will be webcast and accessible under the Events Calendar on the Company’s website at: www.radiusrecycling.com/company/investors. Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the Company's website.

About Schnitzer Steel Industries, Inc. dba Radius Recycling

Schnitzer Steel Industries, Inc. dba Radius Recycling is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC. dba RADIUS RECYCLING CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	November 30, 2023	August 31, 2023	November 30, 2022
Revenues	$672,897	$717,931	$598,730
Cost of goods sold	633,420	627,880	550,011
Selling, general and administrative expense	63,102	69,217	64,228
Income from joint ventures	(673)	(704)	(790)
Goodwill impairment charges	—	39,270	—
Other asset impairment charges	—	5,797	—
Restructuring charges and other exit-related activities	35	141	1,592
Operating loss	(22,987)	(23,670)	(16,311)
Interest expense	(4,810)	(5,211)	(3,324)
Other loss, net	(170)	(273)	(3,884)
Loss from continuing operations before income taxes	(27,967)	(29,154)	(23,519)
Income tax benefit	10,170	3,423	6,032
Loss from continuing operations	(17,797)	(25,731)	(17,487)
Loss from discontinued operations, net of tax	(2)	(31)	(69)
Net loss	(17,799)	(25,762)	(17,556)
Net income attributable to noncontrolling interests	(165)	(54)	(232)
Net loss attributable to Radius shareholders	$(17,964)	$(25,816)	$(17,788)

Net loss per share attributable to Radius shareholders:
Basic:
Loss per share from continuing operations	$(0.64)	$(0.92)	$(0.64)
Net loss per share	$(0.64)	$(0.92)	$(0.64)
Diluted:
Loss per share from continuing operations	$(0.64)	$(0.92)	$(0.64)
Net loss per share	$(0.64)	$(0.92)	$(0.64)
Weighted average number of common shares:
Basic	28,219	28,108	27,723
Diluted	28,219	28,108	27,723
Dividends declared per common share	$0.1875	$0.1875	$0.1875

SCHNITZER STEEL INDUSTRIES, INC. dba RADIUS RECYCLING SELECTED OPERATING STATISTICS (Unaudited)

1Q24
Total ferrous volumes (LT, in thousands)(1)	1,152
Total nonferrous volumes (pounds, in thousands)(1)(2)	181,728
Ferrous selling prices ($/LT)(3)
Domestic	$342
Foreign	$359
Average	$354
Ferrous sales volume (LT, in thousands)
Domestic	535
Foreign	617
Total	1,152
Nonferrous average price ($/pound)(2)(3)	$0.91
Cars purchased (in thousands)(4)	64
Auto stores at period end	50
Finished steel average sales price ($/ST)(3)	$831
Sales volume (ST, in thousands)
Rebar	94
Coiled products	34
Merchant bar and other	1
Finished steel products sold	129
Rolling mill utilization(5)	95%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)	Excludes PGMs in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC. dba RADIUS RECYCLING SELECTED OPERATING STATISTICS (Unaudited)

					FY
	1Q23	2Q23	3Q23	4Q23	2023
Total ferrous volumes (LT, in thousands)(1)	851	1,263	1,157	1,105	4,376
Total nonferrous volumes (pounds, in thousands)(1)(2)	162,720	164,796	207,714	203,707	738,937
Ferrous selling prices ($/LT)(3)
Domestic	$313	$359	$414	$346	$360
Foreign	$356	$368	$414	$363	$376
Average	$340	$367	$413	$357	$371
Ferrous sales volume (LT, in thousands)
Domestic	432	444	548	528	1,952
Foreign	418	819	609	577	2,424
Total(6)	851	1,263	1,157	1,105	4,376
Nonferrous average price ($/pound)(2)(3)	$0.90	$0.99	$1.01	$0.94	$0.96
Cars purchased (in thousands)(4)	69	72	78	67	286
Auto stores at period end	51	50	50	50	50
Finished steel average sales price ($/ST)(3)	$1,015	$943	$924	$861	$930
Sales volume (ST, in thousands)
Rebar	101	84	97	108	390
Coiled products	16	24	43	43	126
Merchant bar and other	1	1	2	1	5
Finished steel products sold	118	109	142	152	521
Rolling mill utilization(5)	81%	75%	97%	102%	89%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes PGMs in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC. dba RADIUS RECYCLING CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	November 30, 2023	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$4,408	$6,032
Accounts receivable, net	191,415	210,442
Inventories	281,062	278,642
Other current assets	58,562	55,224
Total current assets	535,447	550,340
Property, plant and equipment, net	698,715	706,805
Operating lease right-of-use assets	114,965	115,686
Goodwill and other assets	343,527	343,118
Total assets	$1,692,654	$1,715,949

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,641	$5,813
Operating lease liabilities	19,923	19,835
Environmental liabilities	11,891	13,743
Other current liabilities	267,704	284,539
Total current liabilities	305,159	323,930
Long-term debt, net of current maturities	278,280	243,579
Environmental liabilities, net of current portion	52,352	53,034
Operating lease liabilities, net of current maturities	95,267	96,086
Other long-term liabilities	77,320	87,661
Total liabilities	808,378	804,290

Total Radius Recycling ("Radius") shareholders' equity	880,994	908,180
Noncontrolling interests	3,282	3,479
Total equity	884,276	911,659
Total liabilities and equity	$1,692,654	$1,715,949

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to Radius shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for charges for legacy environmental matters (net of recoveries), asset impairment charges, business development costs not related to ongoing operations including pre-acquisition expenses, amortization of capitalized cloud computing implementation costs, restructuring charges and other exit-related activities, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders
($ per share)	Three Months Ended
	1Q24	4Q23	1Q23
As reported	$(0.64)	$(0.92)	$(0.64)
Charges for legacy environmental matters, net, per share(1)	0.01	0.14	0.05
Other asset impairment charges, per share(2)	0.01	0.21	0.14
Business development costs, per share	—	—	0.01
Restructuring charges and other exit-related activities, per share	—	—	0.06
Goodwill impairment charges, per share	—	1.40	—
Income tax benefit allocated to adjustments, per share(4)	(0.03)	(0.35)	(0.06)
Effective of dilutive shares, per share(5)	—	(0.01)	—
Adjusted(6)	$(0.64)	$0.47	$(0.44)
Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended
	1Q24	4Q23	1Q23
Net loss	$(18)	$(26)	$(18)
Plus interest expense	5	5	3
Plus income tax benefit	(10)	(3)	(6)
Plus depreciation and amortization	23	23	21
Plus charges for legacy environmental matters, net(1)	—	4	1
Plus other asset impairment charges(2)	—	6	4
Plus business development costs	—	—	—
Plus amortization of cloud computing software costs(3)	—	—	—
Plus restructuring charges and other exit-related activities	—	—	2
Plus goodwill impairment charge	—	39	—
Adjusted EBITDA(6)	$1	$49	$8

Ferrous sales volume (LT, in thousands)	1,152	1,105	851
Adjusted EBITDA per ferrous ton sold ($/LT)	$1	$44	$10

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended
	1Q24	4Q23	1Q23
As reported	$63	$69	$64
Charges for legacy environmental matters, net(1)	—	(4)	(1)
Business development costs	—	—	—
Adjusted	$63	$65	$63
Reconciliation of debt, net of cash
($ in thousands)
	November 30, 2023	August 31, 2023	November 30, 2022
Short-term borrowings	$5,641	$5,813	$6,379
Long-term debt, net of current maturities	278,280	243,579	351,200
Total debt	283,921	249,392	357,579
Less: cash and cash equivalents	4,408	6,032	3,539
Total debt, net of cash	$279,513	$243,360	$354,040

LT = Long Ton, which is equivalent to 2,240 pounds

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)

For the first quarters of fiscal 2024 and 2023, asset impairment charges included $219 thousand and $4 million, respectively, reported within "Other loss, net" on the Unaudited Condensed Consolidated Statement of Operations.

(3)

Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization. No amortization of cloud computing software costs was incurred prior to the first quarter of fiscal 2024; therefore, prior period Adjusted EBITDA amounts are not impacted.

(4)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to Radius shareholders is determined based on a tax provision calculated with and without the adjustments.

(5)

For the quarter and year ended August 31, 2023, adjusted diluted earnings (loss) per share from continuing operations attributable to Radius shareholders reflects the inclusion of an incremental 608 thousand and 652 thousand common stock equivalent shares, respectively, attributable to dilutive share-based compensation awards that were antidilutive for the purpose of calculating the comparable GAAP loss per share measure.

(6)	May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release by Schnitzer Steel Industries, Inc. dba Radius Recycling ("Radius") that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” “SSI,” "Schnitzer Steel," and "Radius" refer to Radius and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital projects, including investments in processing and manufacturing technology improvements; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; translation risks associated with fluctuation in foreign exchange rates; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Company Info:
www.radiusrecycling.com
ir@rdus.com